Exhibit 12


                              SILGAN HOLDINGS INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


The following table sets forth Silgan Holdings Inc.'s computation of its ratio of earnings to fixed charges for the periods presented:


                                                 Three Months Ended                Nine Months Ended
                                                 ------------------                -----------------
                                               Sept. 30,      Sept. 30,         Sept. 30,      Sept. 30,
                                                 2006           2005              2006           2005
                                                 ----           ----              ----           ----
                                                                (Dollars in thousands)

Earnings before fixed charges:

       Income before income taxes              $69,011        $73,476          $123,029       $119,637

       Interest and other debt expense          17,920         12,618            43,369         49,568

       Interest portion of rental expense          382            262             1,086            771
                                               -------        -------          --------       --------

       Earnings before fixed charges           $87,313        $86,356          $167,484       $169,976
                                               =======        =======          ========       ========

Fixed charges:

       Interest and other debt expense         $17,920        $12,618          $ 43,369       $ 49,568

       Interest portion of rental expense          382            262             1,086            771

       Capitalized interest                        437            332             1,213            903
                                               -------        -------          --------       --------

       Total fixed charges                     $18,739        $13,212          $ 45,668       $ 51,242
                                               =======        =======          ========       ========

Ratio of earnings to fixed charges                4.66           6.54              3.67           3.32
